UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2013

Rose Rock Midstream, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35365	45-2934823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

(Address of principal executive offices)

(918) 524-7700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Contribution Agreement

On January 8, 2013, Rose Rock Midstream, L.P. (the “Partnership”) entered into a Contribution Agreement (the “Contribution Agreement”) with SemGroup Corporation (“SemGroup”), Rose Rock Midstream Holdings, LLC (“RRMH”), Rose Rock Midstream GP, LLC (the “General Partner” and, together with SemGroup and RRMH, the “Contributing Parties”) and Rose Rock Midstream Operating, LLC (together with the Partnership, the “Partnership Parties”). Pursuant to the terms of the Contribution Agreement, on January 11, 2013, the Partnership Parties acquired 33.33% of the outstanding membership interests in SemCrude Pipeline, L.L.C. (the “Subject Interest”) from the Contributing Parties in exchange for the Aggregate Consideration (as defined below) (the “Drop-Down Transaction”). SemCrude Pipeline, L.L.C. owns a 51% membership interest in White Cliffs Pipeline, L.L.C., which owns a 527-mile pipeline system that transports crude oil from Platteville, Colorado in the Denver-Julesburg Basin to Cushing, Oklahoma (the “White Cliffs Pipeline”).

The aggregate consideration for the Subject Interest (the “Aggregate Consideration”) consisted of (i) cash of approximately $189.5 million (the “Cash Consideration”), (ii) the issuance of 1,500,000 common units representing limited partner interests in the Partnership (“Common Units”), (iii) the issuance of 1,250,000 Class A Units (as defined below) and (iv) an increase of the capital account of the General Partner, the general partner of the Partnership, to allow it to maintain its 2% general partner interest in the Partnership and the issuance of 96,939 notional general partner units to the General Partner (such issued Common Units, Class A Units and notional general partner units are collectively referred to as the “Unit Consideration”). The Contribution Agreement also includes customary representations and warranties, indemnification obligations and covenants by the parties, subject to the limitations set forth therein.

Each of the parties to the Contribution Agreement, other than SemGroup, is a direct or indirect subsidiary of SemGroup. As a result, certain individuals serve as officers and directors of both SemGroup and such other entities. In addition, SemGroup indirectly holds (i) an approximate 58% limited partner interest in the Partnership through its subsidiaries and (ii) a 2% general partner interest and incentive distribution rights in the Partnership through its indirect ownership of the General Partner.

The terms of the Contribution Agreement and the Drop-Down Transaction were approved by the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”). The Conflicts Committee, which is composed entirely of independent directors, retained independent legal and financial counsel to assist it in evaluating and negotiating the Contribution Agreement and the Drop-Down Transaction.

The foregoing description of the Contribution Agreement and the Drop-Down Transaction is not complete and is subject to and qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Common Unit Purchase Agreement

On January 8, 2013, the Partnership entered into a Common Unit Purchase Agreement (the “Purchase Agreement”) with certain purchasers identified therein (the “Purchasers”), pursuant to which, on January 11, 2013, 2,000,000 Common Units were issued and sold by the Partnership to the Purchasers in a private placement at a price of $29.63 per Common Unit for aggregate consideration of approximately $59.3 million (the “Private Placement”). The Partnership used the net proceeds from the Private Placement to fund a portion of the Cash Consideration. The Purchase Agreement also includes customary representations and warranties, indemnification obligations and covenants by the parties, subject to the limitations set forth therein.

The foregoing description of the Purchase Agreement and the Private Placement is not complete and is subject to and qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Registration Rights Agreement

In connection with the closing of the Private Placement, on January 11, 2013, the Partnership entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers. Pursuant to the terms of the Registration Rights Agreement, within 30 days following the closing of the Private Placement, the Partnership is required to prepare and file a registration statement (the “Registration Statement”) to permit the public resale of the Common Units sold to the Purchasers in the Private Placement, as well as any Common Units issued in lieu of cash as liquidated damages under the Registration Rights Agreement, and to use its commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable thereafter.

If the Registration Statement is not declared effective within 90 days after the closing of the Private Placement, then the Partnership will be liable to the Purchasers for liquidated damages in accordance with a formula, and subject to the limitations, set forth in the Registration Rights Agreement. The liquidated damages are payable in cash or, if payment in cash would cause a breach under the Credit Agreement (as defined below) or any other debt instrument filed by the Partnership as an exhibit to a report filed with the Securities and Exchange Commission, Common Units. In addition, the Registration Rights Agreement grants the Purchasers piggyback registration rights under certain circumstances. These registration rights are transferable to affiliates of the Purchasers and, in certain circumstances, to third parties.

The foregoing description of the Registration Rights Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On January 11, 2013, the Partnership completed the Drop-Down Transaction and the Private Placement. The information set forth under Item 1.01 under the captions “Contribution Agreement” and “Common Unit Purchase Agreement” and Item 2.03 is incorporated in its entirety by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 11, 2013, the Partnership made a borrowing of approximately $133.5 million (the “Borrowing”) pursuant to the terms of its previously disclosed Credit Agreement, dated as of November 10, 2011 (as amended, the “Credit Agreement”), among the Partnership, certain subsidiaries of the Partnership, as guarantors, the lenders party thereto and The Royal Bank of Scotland plc, as administrative agent and collateral agent for the lenders. The net proceeds of the Borrowing were used to fund a portion of the Cash Consideration and to pay other costs and expenses related to the Drop-Down Transaction and the Private Placement.

As previously disclosed, in September 2012, the Partnership amended the Credit Agreement to provide, among other things, that the borrowing capacity under the revolving credit facility could be increased by $400 million, subject to commitments from new lenders or additional commitments from existing lenders. In connection with the Borrowing and the Drop-Down Transaction, effective on January 11, 2013, certain of the existing lenders increased their revolving facility commitments under the Credit Agreement and certain new lenders provided revolving facility commitments under the Credit Agreement, resulting in an increase in the aggregate revolving facility commitments under the Credit Agreement from $150 million to $385 million.

Item 3.02. Unregistered Sales of Equity Securities.

On January 11, 2013, the Partnership completed the Private Placement and the issuance and sale of the Unit Consideration. The Private Placement and the issuance and sale of the Unit Consideration were each made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The information set forth under Item 1.01 under the captions “Contribution Agreement” and “Common Unit Purchase Agreement” and Item 5.03 is incorporated in its entirety by reference herein.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the closing of the Drop-Down Transaction, on January 11, 2013, the General Partner amended the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 14, 2011 (the “Partnership Agreement”), by adopting Amendment No. 1 to the Partnership Agreement (the “Amendment”). The Amendment creates a new class of equity interest in the Partnership designated as “Class A Units” (the “Class A Units”) and sets forth the preferences, rights, powers and duties of holders of the Class A Units.

Pursuant to the terms of the Amendment, the Class A Units will not be entitled to receive any distributions of available cash prior to the first day of the month immediately following the first month for which the average daily throughput volumes on the White Cliffs Pipeline for such month are 125,000 barrels per day or greater (the “Conversion Effect Date”). On the Conversion Effective Date, each Class A Unit will automatically convert into one Common Unit (subject to appropriate adjustments in the event of any split-up, combination or similar event). Prior to the Conversion Effective Date, the Class A Units will be entitled to vote with the Common Units as a single class on any matter that the unitholders of the Partnership are entitled to vote, except that the Class A Units will be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class A Units in relation to other classes of equity interests of the Partnership or as required by law. Each Class A Unit is entitled to the number of votes equal to the number of Common Units into which a Class A Unit is convertible at the time of the record date of the applicable vote or written consent.

The foregoing description of the Amendment and the Class A Units is not complete and is subject to and qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On January 9, 2013, the Partnership issued a press release announcing the Drop-Down Transaction. A copy of the press release is being furnished and is attached as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference. In accordance with General Instruction B.2 of Form 8-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the press release shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall such information and such exhibit be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Financial statements relating to the Drop-Down Transaction will be filed as an amendment to this Current Report on Form 8-K within 71 calendar days from the date that this report is required to be filed.

(b)	Pro forma financial information.

Pro forma financial information relating to the Drop-Down Transaction will be filed as an amendment to this Current Report on Form 8-K within 71 calendar days from the date that this report is required to be filed.

(d)	Exhibits.

Exhibit No.	Description

2.1*	Contribution Agreement, dated as of January 8, 2013, by and among SemGroup Corporation, Rose Rock Midstream Holdings, LLC, Rose Rock Midstream GP, LLC, Rose Rock Midstream, L.P. and Rose Rock Midstream Operating, LLC.

3.1*	Amendment No. 1, dated as of January 11, 2013, to the Second Amended and Restated Agreement of Limited Partnership of Rose Rock Midstream, L.P.

4.1*	Registration Rights Agreement, dated as of January 11, 2013, by and among Rose Rock Midstream, L.P. and the Purchasers identified therein.

10.1*	Common Unit Purchase Agreement, dated as of January 8, 2013, by and among Rose Rock Midstream, L.P. and the Purchasers identified therein.

99.1**	Press Release dated January 9, 2013.

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROSE ROCK MIDSTREAM, L.P.

	By:	Rose Rock Midstream GP, LLC
its general partner

Date: January 14, 2013	By:	/s/ Robert N. Fitzgerald
Name: Robert N. Fitzgerald
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Contribution Agreement, dated as of January 8, 2013, by and among SemGroup Corporation, Rose Rock Midstream Holdings, LLC, Rose Rock Midstream GP, LLC, Rose Rock Midstream, L.P. and Rose Rock Midstream Operating, LLC.

3.1*	Amendment No. 1, dated as of January 11, 2013, to the Second Amended and Restated Agreement of Limited Partnership of Rose Rock Midstream, L.P.

4.1*	Registration Rights Agreement, dated as of January 11, 2013, by and among Rose Rock Midstream, L.P. and the Purchasers identified therein.

10.1*	Common Unit Purchase Agreement, dated as of January 8, 2013, by and among Rose Rock Midstream, L.P. and the Purchasers identified therein.

99.1**	Press Release dated January 9, 2013.

*	Filed herewith.
**	Furnished herewith.